Hydrogen Engine Center, Inc. Ships First Open Power Units

For Immediate Release - March 1, 2007 - Algona, IA - Hydrogen Engine Center, Inc. (HEC) (OTCBB: HYEG.OB) announces that in the last week, the company has received, and is in the process of shipping, orders in excess of $200K of its Oxx Power™ Open Power Units (OPU). “The open power unit is a user-configurable system that allows for customization in the field. Distributors or end-user customers can install a variety of “power take off” (PTO) devices including pumps, generators, compressors and more,” states Don Vanderbrook, Vice President and General Manager. “These engines feature the company’s proprietary Oxx Boxx™ control system, allowing the engines to run on a variety of fuels, such as natural gas, propane, and hydrogen. The launch of these OPU shipments validates the power and flexibility of HEC’s technology. We see this as a natural value-added product for our distributors to sell and service, and for customers to customize to meet a wide array of uses.

By delivering its advanced technology engines to these distributors and customers, HEC is launching its targeted marketing to this key industrial engine sector. HEC open power units are designed to be a solution for the global agricultural, irrigation and industrial segments. Customers in these sectors have an imperative to transition to near zero-emission power sources. HEC technology meets that requirement now. Vanderbrook added, “This milestone is much more profound than just fulfilling an order. We are demonstrating to this global customer set that HEC has the answer to the future of clean power generation. Our combination of advanced technology and competitive pricing meets our customers’ near-term and strategic needs.”

Industry analysis estimates that this broad market opportunity exceeds $165B now, and will grow over the next few years as customers reduce their dependency on oil imports, and look for viable, clean burning power solutions. HEC’s technology and engines meet this customer priority now.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation systems are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:

Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.623.1000